Exhibit 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

First Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, May 11, 2009 — Bank of the Carolinas Corporation (Nasdaq: BCAR), today reported financial results for the three months ended March 31, 2009.

For the three month period ended March 31, 2009, the Company reported a net loss of $655,000, as compared to a net loss of $5,000 in the first quarter of 2008. Diluted loss per share was $0.17 for the first quarter of 2009 compared to $0.00 per diluted share for the same period in 2008. First quarter results were significantly affected by the continued compression of the Company’s net interest margin, a higher provision for loan loss expense and higher levels of non-interest expense versus the year ago period.

For the three months ended March 31, 2009, the Company’s net interest margin declined to 2.57% as compared to 2.77% for the first quarter of 2008. The decrease was largely attributable to the continuation of the artificially low discount rate enacted by the Federal Reserve which has led to a decline in the yield on our earning assets. As a result, our interest bearing liabilities have not repriced as quickly as our interest earning assets which has led to the decrease in our net interest margin

The Company’s non-performing assets increased during the quarter. Non-performing assets at March 31, 2009 were $15.9 million or 2.65% of total assets as compared to $12.3 million or 2.20% at December 31, 2008 and $10.7 million or 2.09% at March 31, 2008. The Company’s non-performing loans as a percentage of total loans also increased from the previous quarter end. These ratios were 1.66% at March 31, 2009, 1.15% at December 31, 2008 and 2.07% at March 31, 2008. Of our non-performing loans, two loans with a combined balance of $4.0 million have a 75% USDA guarantee on the remaining balance. The Company had no loans accruing interest at March 31, 2009 which were 90 days or more past due. As with many other banks in our industry we continue to face credit challenges. As always, we remain committed to helping our customers weather the current economic storm to the best of our ability while being aggressive in identifying troubled assets in our portfolio.

The provision for loan losses totaled $700,000 for the quarter versus $314,000 in 2008. The allowance for loan losses was 1.71% of total loans as of March 31, 2009 and annualized net charge-offs were 0.04% of average loans outstanding.

In comparing 2009 versus 2008, non-interest expense increased approximately $411,000. Salaries and benefits decreased $176,000, occupancy expense increased $63,000 and other non-interest expense increased $524,000. The decrease in salary and benefits are the result of the Bank’s efforts to reduce expense. The $524,000 increase in other non-interest expense was primarily attributable to an increase in FDIC deposit insurance expense as well as increased consulting and audit fees. The Company experienced a slight decline in non-interest income for the three month period in 2009 versus 2008, which was primarily due to a recorded loss in our wholly owned subsidiary, East Atlantic Properties, which houses most of our income producing OREO properties.

In late March 2009, the Company was approved for participation in the Capital Purchase Program (CPP) by the United States Treasury department. On April 17, 2009, the Company accepted a $13.179 capital infusion from the United States Treasury. The series A preferred stock issued in conjunction with this capital infusion from the government is considered Tier 1 capital. The stock will pay cumulative dividends of 5% per annum for the first five years and 9% per annum thereafter. The Treasury was also issued warrants to purchase an additional 475,024 shares of the Company’s stock at a price of $4.16 per share with a term of ten years.

Total assets at March 31, 2009 amounted to $600.6 million, an increase of 6.8% when compared to the prior year end amount of $562.0 million. Net loans remained virtually flat from year end, while deposits grew to $485.2 million, a 9.2% increase over the prior year end.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Global Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Michelle L. Clodfelter
Principal Financial Officer
Bank of the Carolinas
(336) 998-1799 x 207

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash and Due from Banks	$7,692	$8,271
Interest-Bearing Deposits in Banks	3,086	2,220
Federal Funds Sold	9,000	—
Securities Available for Sale	136,857	108,639
Securities Held to Maturity	4,362	4,500
Loans	406,449	405,402
Less, Allowance for Loan Losses	(6,969)	(6,308)

Total Loans, Net	399,480	399,094
Properties and Equipment	15,374	15,324
Other Assets	24,793	28,459

Total Assets	$600,644	$562,007

Liabilities

Non-interest Bearing Demand Deposits	$31,439	$27,507
Interest Bearing Demand Deposits	278,527	238,551
Savings Deposits	21,428	21,903
Time Deposits	153,879	156,579

Total Deposits	485,273	444,540

Other Borrowings	30,855	32,855
Repurchase Agreements	46,533	46,557
Other Liabilities	1,848	1,464

Total Liabilities	564,509	525,416

Shareholders’ Equity
Preferred Stock, Par Value $0 Per Share:
Authorized 10,000,000 Share: None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,891,174 Shares in 2009 and 3,920,752 Shares in 2008	19,456	19,456
Additional Paid-In Capital	11,630	11,625
Retained Earnings	3,413	4,067
Accumulated Other Comprehensive Income (Loss)	1,636	1,443

Total Shareholders’ Equity	36,135	36,591

Total Liabilities and Shareholders’ Equity	$600,644	$562,007

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Interest Income
Interest and Fees on Loans	$6,052	$7,091
Interest on Securities	1,463	726
Federal Funds Sold	6	76
Deposits in Other Banks	16	4

Total Interest Income	7,537	7,897

Interest Expense
Deposits	3,542	4,386
Borrowed Funds	811	273

Total Interest Expense	4,353	4,659

Net Interest Income	3,184	3,238
Provision for Loan Losses	700	314

Net Interest Income After Provision for
Loan Losses	2,484	2,924

Other Income
Customer Service Fees	286	292
Mortgage Loan Broker Fees	22	36
Investment Services	1	9
Income from Bank Owned Life Insurance	89	88
Other Income	(60)	27

Total Other Income	338	452

Noninterest Expense
Salaries and Benefits	1,718	1,894
Occupancy and Equipment	562	499
Other Noninterest Expense	1,512	988

Total Noninterest Expense	3,792	3,381

Income (Loss) Before Income Taxes	(970)	(5)
Income Taxes	(315)	—

Net Income (Loss)	$(655)	$(5)

Earnings Per Share
Basic	$(0.17)	$—
Diluted	$(0.17)	$—

Weighted Average Shares Outstanding
Basic	3,891,174	3,920,752
Diluted	3,891,174	3,977,182

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Three Months Ended March 31,
	2009	2008	Change*
Financial Ratios
Return On Average Assets **	-0.44%	0.00%	(44	) BP
Return On Average Shareholders’ Equity **	-7.18%	-0.05%	(713)
Net Interest Margin **	2.57%	2.77%	(20)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	0.04%	0.21%	(17	) BP
Nonperforming Loans To Total Loans	2.44%	2.07%	37
Nonperforming Assets To Total Assets	2.65%	2.09%	56
Allowance For Loan Losses To Total Loans	1.71%	1.07%	64

*	BP denotes basis points.
**	Ratio annualized.